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                                                                    Exhibit 99








CONTACT:     R.M. ADAMOV
             CALIBER SYSTEM, INC.
             (330) 665-8894


                                                         FOR IMMEDIATE RELEASE

CALIBER SYSTEM ANNOUNCES YEAR END RESULTS

AKRON, OHIO, JANUARY 24, 1997 - Daniel J. Sullivan, Chairman of the Board, President and CEO of Caliber System, Inc. (NYSE: CBB), today announced the Company's 1996 results. Revenue for the year ended December 31, 1996 was $2.72 billion, an increase of 11% from the $2.45 billion realized in 1995. Income from continuing operations for 1996 was $9.9 million, or $0.25 per share, compared to $92.4 million, or $2.34 per share, for the prior year.

Revenue of $892.9 million for the fourth quarter ended December 31, 1996 represented an 11.5% increase over fourth quarter 1995 revenue of $801.2 million. Income from continuing operations for the fourth quarter of 1996 amounted to $2.0 million, or $0.05 per share, compared to income of $26.3 million, or $0.67 per share, in 1995.

"1996 was a difficult year for Caliber. Earnings were severely impacted by poor operating results at Viking Freight and costs associated with the consolidation of four regional companies into one superregional carrier. Additionally, operating profits declined at RPS, the Company's small package carrier, due primarily to slower than expected revenue growth," said Sullivan.

VIKING'S RESULTS

Viking reported revenue of $965.8 million for 1996, representing a 15.8% increase over 1995 revenue of $834.1 million. Viking's operating loss for the year amounted to $127.8 million as compared to a loss of $31.5 million last
year. The       1996 loss was due to significant one-time costs and operating inefficiencies associated with the consolidation; pricing problems; and higher fuel prices. Tonnage growth beyond planned levels also generated additional expenses because of lower productivity, excessive overtime, hiring and training of new employees, equipment rentals and purchased transportation.

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"As previously announced, a number of significant actions have been taken. We have put new management in place at Viking. Steps being taken to reduce costs include the closing of 30 terminals, elimination of approximately 1,500 positions and implementation of a wage freeze for Viking salaried employees. In addition, studies by internal personnel and outside consultants are progressing as we consider all options for Viking," stated Sullivan.


RPS RESULTS

For 1996, revenue at RPS was $1.34 billion, a 4.0% increase over 1995 levels. Operating income amounted to $119.0 million in 1996 compared to $161.2 million in 1995.

An aggressive pricing environment, coupled with modest retail sales in the nondurable goods sector, negatively impacted RPS package growth during the year. However, better than 95% on-time service, the best peak season delivery performance in the company's history, contributed to improved revenue growth and operating margins in the fourth quarter.

During 1996, RPS expanded its terminal and hub network to serve 100% of the U.S. population, accomplishing its goal set eight years ago. Capacity was also
added   in several next day markets increasing its Overnight Ground(SM) service during the year to 45% of the nation's population.

ROBERTS EXPRESS AND CALIBER LOGISTICS REPORT STRONG REVENUE GROWTH

Roberts Express, the Company's expedited carrier, reported good year over year revenue growth of 6%. At the same time, 1996 operating profits were up 8.3% over 1995 as margins improved. Roberts met its profit objective for the year.

Caliber Logistics realized annual gross revenue of $506.0 million, an increase of 59% over 1995 levels. Logistics also improved operating margins over 1995.

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Revenue and earnings for the fourth quarter of 1996, with comparable figures for
1995, are as follows:

                                           Sixteen Weeks Ended
                                             (Fourth Quarter)
                                    -------------------------------------
                                    Dec. 31, 1996           Dec. 31, 1995
                                    -------------           -------------
                                (dollars in thousands, except per share data)
Revenue                              $  892,941              $  801,183
                                     ==========              ==========
Operating Income                       $ 13,177                $ 57,488
Other (Expense) Income, Net              (4,749)                    175
                                     ----------              ----------
Income from Continuing
  Operations Before Income Taxes          8,428                   57,663
Provision for Income Taxes                6,386                   31,359
                                     ----------              -----------
Income from Continuing Operations         2,042                   26,304
Loss from Discontinued Operations             -                  (59,686)
                                     ----------              -----------
Net Income (Loss)                    $    2,042              $   (33,382)
                                     ==========              ===========
Earnings (Loss) Per Share:
  Continuing Operations              $      .05              $      0.67
  Discontinued Operations                     -                    (1.52)
                                     ----------              -----------
  Net Income (Loss)                  $      .05              $     (0.85)
                                     ==========              ===========
Average Shares Outstanding               39,421                   39,463


Revenue and earnings for 1996, with comparable figures for 1995, are as follows:



                                           Fifty-Two Weeks Ended
                                             (Four Quarters)
                                    -------------------------------------
                                    Dec. 31, 1996           Dec. 31, 1995
                                    -------------           -------------
                                (dollars in thousands, except per share data)
Revenue                              $2,718,142              $2,448,172
                                     ==========              ==========
Operating Income                     $   32,996              $  155,728
Other (Expense) Income, Net             (10,316)                  6,407
                                     ----------              ----------
Income from Continuing
  Operations Before Income Taxes         22,680                  162,135
Provision for Income Taxes               12,767                   69,726
                                     ----------              -----------
Income from Continuing Operations         9,913                   92,409
Loss from Discontinued Operations             -                 (119,614)
                                     ----------              -----------
Net Income (Loss)                    $    9,913              $   (27,205)
                                     ==========              ===========
Earnings (Loss) Per Share:
  Continuing Operations              $     0.25              $      2.34
  Discontinued Operations                     -                    (3.03)
                                     ----------              -----------
  Net Income (Loss)                  $     0.25              $     (0.69)
                                     ==========              ===========
Average Shares Outstanding               39,484                   39,459



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Note:  The Company operates on a 13 four-week period calendar with 12 weeks in each of the first three quarters and 16 weeks in the fourth quarter.

This release contains forward-looking statements that are subject to risks and uncertainties which could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K.

Caliber System, Inc. is a leading, value-added provider of transportation, logistics and related information services. Its operating units include RPS, a business-to-business small package carrier; Viking Freight, a superregional freight carrier; Caliber Logistics, a supplier of contract logistics services; Roberts Express, a critical-shipment carrier, and Caliber Technology, a provider of computer-based solutions for customers.



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